Astea Reports Third Quarter 2012 Results

HORSHAM, Pa., Nov. 14, 2012 /PRNewswire/ -- Astea International Inc. (NASDAQ:ATEA), a global provider of service lifecycle management and mobility solutions, today announced financial results for the three and nine months ended September 30, 2012.

For the quarter ended September 30, 2012, Astea revenues decreased by 20% to $5.3 million compared to $6.6 million for the quarter ended September 30, 2011 and decreased by 35% sequentially compared to second quarter revenues of $8.1 million. Net loss available to common stockholders for the third quarter of 2012 was $1.2 million, or ($0.36) per basic and diluted share. This compares to net income of $249,000, or $0.05 per basic and $0.04 per diluted share in the third quarter of 2011 and compares sequentially to income of $960,000 or $0.25 per basic share and $0.22 per diluted share for the second quarter of 2012. Software license revenues decreased 77% to $395,000 compared to $1.7 million for the same period in 2011 and decreased 83% from $2.4 million in the second quarter of 2012. Service and maintenance revenues were $4.9 million, unchanged from the same period in 2011 but were down 14% from $5.7 million in the second quarter of 2012.

Revenues for the nine months ended September 30, 2012 increased 1.0% to $19.8 million compared to $19.6 million in the same nine-month period in 2011. Software license revenues decreased 40% to $3.0 million compared to $5.0 million for the same period in 2011. Service and maintenance revenues were $16.9 million, a 16% increase compared to revenues of $14.6 million for the same nine-month period in 2011. Operating loss was $853,000 compared to operating income of $127,000 in the same nine-month period last year. Year-to-date net loss available to stockholders is ($1.1 million), or ($0.31) per basic and diluted share compared to a net loss available to common stockholders of ($107,000) or ($0.03) loss per basic and diluted share in the same period last year.

"Overall revenues increased compared to the same nine month period last year, including a solid increase in service and maintenance revenues. We continue to focus on execution with sales activity remaining strong, but the extended sales cycles resulted in disappointing licensing sales during the third quarter. During the third quarter, we were very excited to announce our new cloud offering, ServiceVision™, which was extremely well received by the market. We immediately experienced a very strong interest for this new offering, and are already actively engaged in many new sales opportunities. We are confident that this new offering will be a strong contributor to our future success. We remain diligent in our efforts to expand our partner ecosystem and we have already entered into new agreements with very large systems integrators to broaden our footprint. We feel we can dramatically increase our capability to both sell and deliver enterprise field service solutions through the right strategic relationships."

Mr. Bergreen further stated, "During the third quarter we had several customers who went live with major deployments around the world, which continues to demonstrate the global nature of our solution suite and our geographic diversity. Additionally, we are very proud that, for the fourth year in a row, we were again recognized as a Visionary in Gartner's 2012 Field Service Management Magic Quadrant which demonstrates our experience and commitment to meeting the dynamic needs of service organizations around the world. We continue to be the only leading vendor that can offer the most complete and robust service management solution with unmatched functionality."

Outlook

Mr. Bergreen concluded, "We remain steadfast in our sales execution, while continuing to offer solutions that provide compelling value propositions to keep attracting new customers around the world. Today's competitive environment puts greater pressure on our customers to increase their service revenues while maintaining customer satisfaction. Our solution is the underlying tool that is enabling them to achieve best-in-class service and we look forward to helping them continue their ongoing success."

Astea will host a conference call that will be broadcast live over the Internet on November 14, 2012 at 5:00pm ET to discuss the Company's third quarter financial results. Investors can access the call from the Company's Web site at http://www.astea.com/about_investors.asp. To listen to the live call via the telephone, please call 1-800-862-9098. For calls from outside North America, please dial 1-785-424-1051. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About Astea International
Astea International (NASDAQ: ATEA) is a global provider of software solutions that offer all the cornerstones of service lifecycle management, including customer management, service management, asset management, forward and reverse logistics management and mobile workforce management and optimization. Astea's solutions link processes, people, parts, and data to empower companies and provide the agility they need to achieve sustainable value in less time, and successfully compete in a global economy. Since 1979, Astea has been helping more than 600 companies drive even higher levels of customer satisfaction with faster response times and proactive communication, creating a seamless, consistent and highly personalized experience at every customer relationship touch point.

www.astea.com. Service Smart. Enterprise Proven.

© 2012 ASTEA INTERNATIONAL INC. ASTEA AND ASTEA ALLIANCE ARE TRADEMARKS OF ASTEA INTERNATIONAL INC. ALL OTHER COMPANY AND PRODUCT NAMES CONTAINED HEREIN ARE TRADEMARKS OF THE RESPECTIVE HOLDERS.

Forward-looking Statements
Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks which may cause the Company's actual results in future periods to differ materially from expected results. Those risks include, among others, risks associated with increased competition, customer decisions, the successful completion of continuing development of new products, the successful negotiations, execution and implementation of anticipated new software contracts, the successful addition of personnel in technical areas, our ability to complete development and sell and license our products at prices which result in sufficient revenues to realize profits and other business factors beyond the Company's control. These and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC), including but not limited to the Company's Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q.

Financial Tables Follow

ASTEA INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
($ in thousands)
	(Unaudited)
	Three Months Ended September 30,		Nine months Ended September 30,
	2012	2011	2012	2011
REVENUES
Software license fees	$395	1,707	2,972	5,030
Services and maintenance	4,883	4,887	16,871	14,619

Total Revenues	5,278	6,594	19,843	19,649

COSTS OF REVENUES
Cost of software license fees	382	396	1,151	1,371
Cost of services and maintenance	3,388	3,252	10,913	9,773

Total Costs of Revenues	3,770	3,648	12,064	11,144

GROSS PROFIT	1,508	2,946	7,779	8,505

OPERATING EXPENSES
Product development	466	850	1,724	2,419
Sales and marketing	1,199	1,093	3,726	3,371
General and administrative	1,049	754	3,182	2,588

Total Operating Costs	2,714	2,697	8,632	8,378

(Loss) income from operations	(1,206)	249	(853)	127

Interest income	2	10	11	21

(Loss) income before income taxes	(1,204)	259	(842)	148
Income tax expense	18	10	54	30

Net (loss) income	$ (1,222)	$ 249	$ (896)	$ 118

Preferred dividend	75	75	225	225

Net (loss) income available to common stockholders	(1,297)	174	(1,121)	(107)

Basic (loss) earnings per share:
Net (loss) income per share	$ (0.36)	$ 0.05	$ (0.31)	$ (0.03)

Shares used in computing basic (loss)earnings per share:	3,575	3,567	3,570	3,561

Diluted (loss) income per share	$ (0.36)	$ 0.04	$ (0.31)	$ (0.03)

Shares used in computing diluted (loss) earnings per share:	3,575	4,402	3,570	3,651

ASTEA INTERNATIONAL INC.
CONSOLIDATED BALANCE SHEETS
($ in thousands)
	September 30, 2012	December 31, 2011
ASSETS	(Unaudited)	(Audited)
Current Assets:
Cash and cash equivalents	$ 1,073	$ 2,146
Investments available for sale	159	626
Receivables, net of reserves	5,851	7,592
Prepaid expenses and other	623	503

Total current assets	7,706	10,867

Property and equipment, net	539	507
Intangibles, net	402	504
Capitalized software, net	3,946	3,064
Goodwill	1,538	1,538
Other long term restricted cash	131	109
Other assets	126	139

Total assets	$ 14,388	$ 16,728

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$ 3,531	$ 4,423
Deferred revenues	6,070	6,601

Total current liabilities	9,601	11,024

Long Term Liabilities:
Deferred tax liabilities	275	244

Stockholders' Equity:
Convertible preferred stock	8	8
Common stock	36	36
Additional paid-in-capital	31,047	31,048
Accumulated deficit	(26,371)	(25,424)
Treasury stock	(208)	(208)

Total stockholders' equity	4,512	5,460

Total liabilities and stockholders' equity	$ 14,388	$ 16,728

ASTEA INTERNATIONAL INC.
STATEMENTS OF CASH FLOWS
For the Nine Months Ended September 30 ,
($ in thousands)
	(Unaudited)
	2012	2011
Cash flows from operating activities:
Net (loss) income	$ (896)	$ 118
Adj to reconcile net (loss) income
to cash provided by operating activities:
Depreciation and amortization	1,304	1,467
Decrease (increase) in allowance for doubtful accounts	54	(16)
Stock Based Compensation	173	169
Changes in operating assets and liabilities:
Deferred income tax	31	30
Receivables	1,685	66
Prepaid expenses and other	(90)	(207)
Accounts payable and accrued expenses	(1,013)	502
Deferred revenues	(524)	(1,148)
Other assets	13	(18)

Net cash provided by operating activities	737	963

Cash flows from investing activities:
Capitalized software development costs	(1,886)	(1,510)
Purchases of property and equipment	(229)	(197)
Sale of short term investments	475	675
Purchase of short term investments	-	(920)
Change in restricted cash	(23)	(30)

Net cash used in investing activities	(1,663)	(1,982)

Cash flows from financing activities:
Proceeds from exercise of stock options	51	41
Dividends paid on preferred stock	(225)	(225)

Net cash used in financing activities	(174)	(184)

Effect of exchange rate changes on cash and cash equivalents	27	(112)

Net decrease in cash and cash equivalents	(1,073)	(1,315)
Cash, beginning of period	2,146	2,404

Cash, end of period	$ 1,073	$ 1,089

CONTACT: Investor Relations: Rick Etskovitz, Chief Financial Officer, Astea International Inc., +1-215-682-2500, retskovitz@astea.com